Exhibit 99.2

Hugoton Royalty Trust

News Release

HUGOTON ROYALTY TRUST ANNOUNCES AMENDMENT TO THE PRESS RELEASE ISSUED JULY 21, 2025

DALLAS, Texas, July 24, 2025 – Argent Trust Company, as Trustee of the Hugoton Royalty Trust (OTC: HGTXU) (the “Trust”) today announced corrections to its press release published on July 21, 2025.

The original release contained two errors that the Trustee would like to correct. Those items are outlined as follows.

The Trust incorrectly reported that underlying gas and oil sales volumes attributable to the current month were primarily produced in April when in fact the sales volumes were attributable to the to the current month were primarily produced in May. The table below corrects the error of the producing month.

	Underlying Sales
	Volumes (a)		Average Price
	Gas (Mcf)	Oil (Bbls)	Gas (per Mcf)	Oil (per Bbl)

Current Month Dist (May production)(b)	51,000	5,000	$5.11	$60.55

Prior Month Dist	719,000	16,000	$3.31	$61.82

(a)
Sales volumes are recorded in the month the Trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.
(b)
Due to the transition to Mach’s accounting processes this month’s volumes do not include May production received by Mach. This should be accounted for in next month’s reporting.

Exhibit 99.2

Hugoton Royalty Trust

The Trust also incorrectly reported that excess costs increased by $55,000 on properties underlying the Kansas net profits interests. That figure has been corrected to an increase of $273,000 in excess costs on properties underlying the Kansas net profits interests. Both the underlying cumulative excess costs remaining on the Kansas net profits interests totaling $2,316,000 and including accrued interest of $190,000 remain unchanged.

For more information on the Trust, including the annual tax information, distribution amounts, and historical press releases, please visit our website at www.hgt-hugoton.com.

Statements made in this press release regarding future events or conditions are forward looking statements. Actual future results, including development costs and timing, and future net profits, recoupment of excess costs, ability to make future filings with the Securities and Exchange Commission and admission to the OTCQB could differ materially due to changes in natural gas and oil prices and other economic conditions affecting the gas and oil industry and other factors described in Part I, Item 1A of the Trust's Annual Report on Form 10-K for the year ended December 31, 2024.

* * *

Contact:	Nancy Willis Director of Royalty Trust Services Argent Trust Company, Trustee 855-588-7839